Exhibit 1(c)

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
 CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment.

1.             Name of Statutory Trust: Hennessy Funds Trust.

2.             The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

The Registered Agent is Amended to:

The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
 Wilmington, DE 19801

3.             (Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date) This Certificate of Amendments shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 22nd day of July, 2015 A.D.

By: /s/ Neil J. Hennessy
Trustee

Name: Neil J. Hennessy